Exhibit 99

NEWS

CONTACT: Felicia Farrar McLemore
(301) 380-2702
felicia.mclemore@marriott.com

MARRIOTT INTERNATIONAL REPORTS THIRD QUARTER 2017 RESULTS HIGHLIGHTS

•
Third quarter reported diluted EPS totaled $1.04, a 300 percent increase over prior year results. Third quarter adjusted diluted EPS totaled $1.10, a 26 percent increase over third quarter 2016 combined results. Adjusted 2017 third quarter results exclude merger-related adjustments. Combined 2016 third quarter results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015;

•	Worldwide comparable systemwide constant dollar RevPAR rose 2.1 percent in the 2017 third quarter, while North American comparable systemwide constant dollar RevPAR rose 0.4 percent;

•	The company added nearly 22,800 rooms during the third quarter, including more than 3,600 rooms converted from competitor brands and roughly 8,000 rooms in international markets;

•	At quarter-end, Marriott’s worldwide development pipeline increased to approximately 450,000 rooms, including 41,000 rooms approved, but not yet subject to signed contracts;

•
Third quarter reported net income totaled $392 million, a 460 percent increase over prior year results. Third quarter adjusted net income totaled $413 million, a 20 percent increase over prior year combined results;

•
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $831 million in the quarter, a 64 percent increase over third quarter 2016 adjusted EBITDA and a 7 percent increase over third quarter 2016 combined adjusted EBITDA;

•
Marriott repurchased 7.8 million shares of the company’s common stock for $800 million during the third quarter. Year-to-date through November 7, the company repurchased 23.9 million shares for $2.4 billion.

BETHESDA, MD - November 7, 2017 - Marriott International, Inc. (NASDAQ: MAR) today reported third quarter 2017 results.

On September 23, 2016, Marriott completed its acquisition of Starwood Hotels & Resorts Worldwide (Starwood). The discussion in the first section below reflects reported results for the third quarter in accordance with US generally accepted accounting principles (GAAP). To further assist investors, the company is also providing (a) adjusted results that exclude merger-related adjustments; and (b) combined financials and selected performance information for 2016 that assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015, but use the estimated fair value of assets and liabilities as of the actual closing date of the acquisition. Combined results also reflect other adjustments as described below. Throughout this press release, the business associated with brands that were in Marriott’s portfolio before the Starwood acquisition are referred to as “Legacy-Marriott”, while the Starwood business and brands that the company acquired are referred to as “Legacy-Starwood.”

Branding fees from credit cards and residential sales are reported in the Franchise fees line on the income statement. Prior to the first quarter of 2017, those fees were reported in Owned, leased and other revenue. Reported results for the 2016 periods on pages A-1 and A-2 and combined results on pages A-3 and A-4 have been reclassified to conform to the current reporting.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “In the third quarter, many of our hotels were rocked by destructive hurricanes in the Caribbean, Texas, and Florida and the earthquakes in Mexico.  Our hotels in these markets continue to serve aid workers and emergency personnel, as well as guests displaced by property damage.  We are very proud of our associates who delivered great hospitality during this challenging time.

“The business related to the hurricane response increased North American lodging demand modestly in the third quarter, even as business transient and group demand was in line with expectations.  Outside North America, strong leisure demand in Asia and Europe drove RevPAR above our guidance.

“Owners and franchisees remain attracted to our terrific brands and strong hotel economics.  New project signings and approvals added 36,000 rooms to our development pipeline in the third quarter, increasing it to a record 450,000 rooms by the quarter-end, equal to 36 percent of our current distribution.  More than half of those rooms under development are located outside North America and 40 percent should fly one of Marriott’s luxury or upper upscale flags.

“It’s been just over a year since the completion of the Starwood acquisition.  We are pleased with our progress on the integration. Our properties and general and administrative functions have already realized meaningful cost savings.  From the date of the acquisition through last week, we have recycled assets totaling more than $1.1 billion of our $1.5 billion goal.  Year-to-date through November 7, we have already returned $2.7 billion to shareholders through dividends and share repurchase and believe we could return nearly $3.5 billion in 2017.

“For 2018, we expect comparable systemwide RevPAR on a constant dollar basis will increase 1 to 3 percent worldwide and 3 to 5 percent outside North America, while RevPAR in North America should be flat to up 2 percent. Group revenue pace for our North American full-service hotels is up nearly 2 percent.

“We anticipate our number of rooms will increase roughly 7 percent, gross, in 2018, while rooms deletions should total 1 to 1.5 percent during the year.”

Third Quarter 2017 GAAP - Financial Results As Reported
Marriott reported net income totaled $392 million in the 2017 third quarter, a 460 percent increase over 2016 third quarter net income of $70 million. Reported diluted earnings per share (EPS) was $1.04 in the quarter, a 300 percent increase from diluted EPS of $0.26 in the year-ago quarter.

Base management and franchise fees totaled $695 million in the 2017 third quarter, compared to $470 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to the Starwood acquisition, higher RevPAR, unit growth and higher branding fees.

Third quarter worldwide incentive management fees increased to $136 million, compared to $81 million in the year-ago quarter. The year-over-year increase was largely attributable to the Starwood acquisition.

Owned, leased, and other revenue, net of direct expenses, totaled $96 million in the 2017 third quarter, compared to $45 million in the year-ago quarter.  The year-over-year increase is primarily attributable to the Starwood acquisition, partially offset by lower results in Brazil due to the Olympics in the year-ago quarter.

Depreciation, amortization, and other expenses totaled $68 million in the third quarter, compared to $36 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition.

General, administrative, and other expenses for the 2017 third quarter totaled $199 million, compared to $161 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition, inclusive of general administrative cost savings from combined company synergies.

Interest expense, net, totaled $64 million in the third quarter compared to $46 million in the year-ago quarter. The increase largely reflects a higher commercial paper balance, higher Senior Note balances due to debt assumed in the Starwood acquisition, which the company subsequently exchanged for new Marriott Senior Notes, partially offset by the maturity of Series I Senior Notes.

Equity in earnings for the 2017 third quarter totaled $6 million, compared to $3 million in the year-ago quarter. The year-over-year increase is primarily attributable to the Starwood acquisition.

The provision for income taxes totaled $188 million in the third quarter, a 32.4 percent effective tax rate, compared to $61 million in the year-ago quarter, a 46.6 percent effective tax rate. The provision for the third quarter of 2017 includes a $6 million tax benefit resulting from the adoption of Accounting Standards Update 2016-09 (“ASU 2016-09”), which changes the GAAP reporting of excess tax benefits associated with employee stock-based compensation. In the third quarter of 2016, income before taxes included $237 million of merger-related costs, most of which were incurred in jurisdictions with lower tax rates.

For the third quarter, adjusted EBITDA totaled $831 million, a 64 percent increase over third quarter 2016 adjusted EBITDA of $506 million. See page A-12 for the adjusted EBITDA calculation.

Third Quarter 2017 Financial Results As Adjusted Compared to Third Quarter 2016 Combined Financial Results
This information is being presented to allow shareholders to more easily compare the 2017 third quarter adjusted results with the combined results for the third quarter of 2016. The combined results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015, but use the estimated fair value of assets and liabilities as of the actual closing date of the acquisition.

Combined results for the 2016 third quarter discussed in this section make the following assumptions: (1) removes merger-related adjustments; (2) adjusts income taxes to reflect the company's combined 2016 effective tax rate of 32.5 percent; (3) adjusts weighted average shares outstanding to include shares issued to Starwood shareholders; and (4) adjusts debt to reflect borrowing on the Credit Facility and issuance of Series Q and R Notes on January 1, 2015. Adjusted results for the 2017 third quarter exclude merger-related adjustments. See page A-3 for the calculation of adjusted results, as well as combined results for the year-ago quarter.

Third quarter 2017 adjusted net income totaled $413 million, a 20 percent increase over 2016 third quarter combined net income of $344 million. Adjusted net income for the third quarter of 2017 excludes $22 million ($21 million after-tax) of merger-related adjustments. Adjusted diluted EPS in the third quarter totaled $1.10, a 26 percent increase from combined diluted EPS of $0.87 in the year-ago quarter.

Base management and franchise fees totaled $695 million in the third quarter of 2017, an 8 percent increase over combined base management and franchise fees of $644 million in the year-ago quarter. The year-over-year increase largely reflects higher RevPAR, unit growth and an increase in branding fees.

Third quarter incentive management fees increased to $136 million, compared to combined fees of $127 million in the 2016 third quarter. The year-over-year increase was largely due to higher net house profit at many properties outside North America.

Adjusted owned, leased, and other revenue, net of direct expenses, totaled $94 million, compared to combined revenue, net of direct expenses of $116 million in the year-ago quarter. The adjusted year-over-year decrease largely reflects the impact of hotels previously sold and lower results in Brazil and New York, partially offset by stronger results at other owned and leased hotels and $9 million of favorable purchase accounting revisions. Combined revenue, net of expenses, for the third quarter of 2016 included $15 million of results from hotels subsequently sold.

Adjusted depreciation, amortization, and other expenses for the 2017 third quarter totaled $70 million, compared to combined expenses of $81 million in the year-ago quarter. The year-over-year decrease was largely due to hotels previously sold or properties moved to assets held for sale.

Adjusted general, administrative, and other expenses for the 2017 third quarter totaled $201 million, compared to combined expenses of $237 million in the year-ago quarter. The decrease in expenses year-over-year was largely due to general and administrative cost savings and $4 million of favorable purchase accounting revisions.

Interest expense, net, totaled $64 million in the third quarter, compared to combined net expense of $69 million in the year-ago quarter. The decrease was largely due to the maturity of Series I Senior Notes.

The adjusted provision for income taxes totaled $189 million in the third quarter, a 31.4 percent effective rate, compared to the combined provision for taxes of $166 million in the 2016 third quarter, a 32.5 percent effective rate. The adjusted provision for the third quarter of 2017 includes a $5 million tax benefit resulting from the adoption of ASU 2016-09.

For the third quarter, adjusted EBITDA totaled $831 million, a 7 percent increase over third quarter 2016 combined adjusted EBITDA of $775 million. Combined adjusted EBITDA for the third quarter of 2016 included $15 million of results from hotels subsequently sold. See page A-12 for the adjusted EBITDA and combined adjusted EBITDA calculations.

Third Quarter 2017 Financial Results As Adjusted Compared to August 7, 2017 Guidance
On August 7, 2017, the company estimated total fee revenue for the third quarter would be $810 million to $825 million. Actual total fee revenue of $831 million in the quarter was higher than estimated, largely reflecting RevPAR at the high end of the guidance range, better than expected branding fees, favorable foreign exchange and $3 million of previously deferred incentive management fees.

Marriott estimated owned, leased, and other revenue, net of direct expenses, for the third quarter would total approximately $75 million. Actual adjusted results of $94 million in the quarter were higher than estimated, largely due to $9 million of favorable purchase accounting revisions, $4 million of termination fees and better than expected results at hotels in Canada.

The company estimated general, administrative, and other expenses for the third quarter would total approximately $215 million to $220 million. Actual adjusted expenses of $201 million in the quarter were lower than expected largely due to a $6 million state tax incentive, $4 million of favorable purchase accounting revisions, and timing.

The company estimated interest expense, net, for the third quarter would total approximately $60 million. Actual net expense of $64 million in the quarter was higher than expected, largely due to $3 million of unfavorable purchase accounting revisions.

The company estimated gains and other income for the third quarter would total approximately $0 million. Actual gains of $6 million in the quarter were higher than expected, largely due to a settlement with tax authorities related to the sale of Starwood properties in 2008.

Selected Performance Information
Combined information for the 2016 third quarter presented in this section assumes Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

The company added 138 new properties (22,772 rooms) to its worldwide lodging portfolio during the 2017 third quarter, including The St. Regis, Astana in Kazakhstan, the Bulgari Hotel Beijing, and the Weligama Bay Marriott Resort & Spa, the company’s first hotel in Sri Lanka. Twenty-seven properties (4,700 rooms) exited the system during the quarter. At quarter-end, Marriott’s lodging system encompassed 6,401 properties and timeshare resorts with more than 1,239,000 rooms.

At quarter-end, the company’s worldwide development pipeline totaled 2,622 properties with approximately 450,000 rooms, including 975 properties with more than 175,000 rooms under construction and 222 properties with 41,000 rooms approved for development, but not yet subject to signed contracts.

In the 2017 third quarter, worldwide comparable systemwide constant dollar RevPAR increased 2.1 percent (a 2.4 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 0.4 percent (a 0.6 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 6.7 percent (a 7.8 percent increase using actual dollars) for the same period. These RevPAR growth statistics compare the third quarter of 2017 to combined comparable systemwide RevPAR for the third quarter of 2016.

In the 2017 third quarter, 64 percent of worldwide company-managed hotels earned incentive management fees. In North America, 55 percent of company-managed hotels earned incentive management fees in the quarter, while 72 percent of company-managed hotels outside North America earned incentive management fees. In addition, the company earned 64 percent of its incentive management fees in the 2017 third quarter at properties outside North America.

Worldwide comparable company-operated house profit margins increased 40 basis points in the third quarter, largely due to higher RevPAR, solid cost controls and synergies from the Starwood acquisition. House profit margins for comparable company-operated properties outside North America rose 130 basis points, while North American comparable company-operated house profit margins declined 20 basis points in the third quarter. These house profit margin statistics compare the third quarter of 2017 to combined comparable company-operated house profit margins for the third quarter of 2016.

Balance Sheet
At quarter-end, Marriott’s total debt was $8,669 million and cash balances totaled $508 million, compared to $8,506 million in debt and $858 million of cash at year-end 2016.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate reported diluted EPS totaled 376.6 million in the 2017 third quarter, compared to 270.5 million shares in the year-ago quarter. Weighted average fully diluted shares outstanding used to calculate combined diluted EPS totaled 394.4 million in the 2016 third quarter.

The company repurchased 7.8 million shares of common stock in the third quarter at a cost of $800 million at an average price of $103.01. Year-to-date through November 7, the company has repurchased 23.9 million shares for $2.4 billion at an average price of $98.17.

OUTLOOK
The following outlook for the fourth quarter and full year 2017 does not include merger-related adjustments, which the company cannot accurately forecast, but could total roughly $150 million on a full-year basis.

Branding fees from credit cards and residential sales are reported in the Franchise fees line on the income statement. Prior to the first quarter of 2017, those fees were reported in Owned, leased and other revenue. In 2016, combined fees from credit cards and residential sales totaled $60 million in the fourth quarter and $210 million for the full year. Application fees, relicensing fees and timeshare royalties will continue to be included in the Franchise fees line. Comparisons to prior year combined results throughout this Outlook section reflect this change in reporting. On February 15, 2017, the company issued further schedules setting forth combined quarterly and full year combined financial information for both 2015 and 2016 that reflect this change in presentation, and included those schedules in a Form 8-K filed on that date. Those schedules are available on Marriott’s Investor Relations website at http://www.marriott.com/investor.

For the 2017 fourth quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis will increase 2 to 3 percent in North America. The company’s guidance for fourth quarter RevPAR growth in North America reflects the shift of the Jewish holidays, which occurred in the third quarter of 2017 compared to the fourth quarter of 2016. The company expects fourth quarter comparable systemwide RevPAR on a constant dollar basis will increase 3 to 5 percent outside North America and 2 to 3 percent worldwide.

Marriott expects fourth quarter 2017 owned, leased, and other revenue, net of direct expenses, could total approximately $90 million. This estimate reflects the negative impact of hotels previously sold, including the Sheraton Centre Toronto.

The company anticipates general, administrative, and other expenses for the fourth quarter will total $240 million to $245 million. Compared to the expense estimates the company provided on August 7, these estimates reflect expenses delayed from the third quarter.

Marriott expects fourth quarter 2017 adjusted EBITDA could total $762 million to $777 million. This estimate reflects the negative impact of hotels previously sold. See page A-13 for the adjusted EBITDA calculation.

For the full year 2017, Marriott expects comparable systemwide RevPAR on a constant dollar basis for the combined company will increase 1 to 2 percent in North America, roughly 5 percent outside North America and 2 to 3 percent worldwide.

Marriott anticipates gross room additions of nearly 7 percent and room deletions of 1 to 1.5 percent for full year 2017.

The company assumes full year 2017 total fee revenue will total $3,287 million to $3,297 million. Compared to the total fee revenue estimates the company provided on August 7, these fee revenue estimates reflect the outperformance in the third quarter, higher worldwide RevPAR guidance and higher branding and relicensing fees.

Marriott expects full year 2017 owned, leased, and other revenue, net of direct expenses, could total approximately $367 million. This estimate reflects the negative impact of hotels previously sold. Compared to the owned, leased and other revenue, net of direct expenses, estimates the company provided on August 7, these estimates reflect the outperformance in the third quarter, partially offset by the impact of the sale of the Sheraton Centre Toronto.

Marriott expects full year 2017 adjusted EBITDA could total $3,177 million to $3,192 million. This estimate reflects the negative impact of hotels previously sold. See page A-14 for the adjusted EBITDA calculation.

	Fourth Quarter 2017	Full Year 2017
Total fee revenue[1]	$825 million to $835 million	$3,287 million to $3,297 million
Owned, leased, and other revenue, net of direct expenses[1]	Approx. $90 million	Approx. $367 million
Depreciation, amortization, and other expenses	Approx. $70 million	Approx. $288 million
General, administrative, and other expenses	$240 million to $245 million	$877 million to $882 million
Operating income	$600 million to $615 million	$2,485 million to $2,500 million
Gains and other income	Approx. $0 million	Approx. $31 million
Net interest expense[2]	Approx. $65 million	Approx. $257 million
Equity in earnings (losses)	Approx. $5 million	Approx. $34 million
Earnings per share[3]	$0.98 to $1.00	$4.22 to $4.24
Tax rate[4]	33.2 percent	30.2 percent

[1]
Beginning in the first quarter of 2017, the company reports credit card and residential branding fees in Franchise fees revenue. Prior to first quarter of 2017, those fees were reported in Owned, leased and other revenue. Combined credit card and residential branding fees totaled $60 million in the Fourth Quarter of 2016 and $210 million for Full Year 2016.

[2]	Net of interest income

[3]	Guidance for Full Year 2017 EPS includes the $0.13 expected favorable impact from the adoption of ASU 2016-09.

[4]
The tax rate guidance for Full Year 2017 includes the $51 million benefit from the adoption of ASU 2016-09, but does not include the impact of merger-related adjustments that have been or may be made. Without the benefit from adoption of ASU 2016-09, the anticipated tax rate for Full Year 2017 would be 33.0 percent.

The company expects investment spending in 2017 will total approximately $550 million to $650 million, including approximately $175 million for maintenance capital. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no additional asset sales, nearly $3.5 billion could be returned to shareholders through share repurchases and dividends in 2017.

The company plans to continue to disclose adjusted results and EBITDA that exclude merger-related costs and charges arising from the Starwood acquisition.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Wednesday, November 8, 2017 at 10:00 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at

http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until November 8, 2018.
The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 86389048. A telephone replay of the conference call will be available from 1:30 p.m. ET, Wednesday, November 8, 2017 until 11:00 p.m. ET, Wednesday, November 15, 2017. To access the replay, call 404-537-3406. The conference ID for the recording is 86389048.
Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including RevPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and the extent to which we are able to continue successfully integrating Starwood and realize the anticipated benefits of combining Starwood and Marriott. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of November 7, 2017. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,400 properties in 126 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER 2017 AND 2016
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	September 30, 2017	September 30, 2016	Reported 2017 vs. 2016
REVENUES
Base management fees	$269	$180	49
Franchise fees [1]	426	290	47
Incentive management fees	136	81	68
Total Fees	831	551	51
Owned, leased, and other revenue [2]	452	239	89
Cost reimbursements [3]	4,380	3,152	39
Total Revenues	5,663	3,942	44

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	356	194	(84)
Reimbursed costs	4,380	3,152	(39)
Depreciation, amortization, and other [5]	68	36	(89)
Merger-related costs and charges	28	228	88
General, administrative, and other [6]	199	161	(24)
Total Expenses	5,031	3,771	(33)

OPERATING INCOME	632	171	270

Gains and other income, net [7]	6	3	100
Interest expense	(73)	(55)	(33)
Interest income	9	9	—
Equity in earnings [8]	6	3	100
INCOME BEFORE INCOME TAXES	580	131	343
Provision for income taxes	(188)	(61)	(208)
NET INCOME	$392	$70	460

EARNINGS PER SHARE
Earnings per share - basic	$1.05	$0.26	304
Earnings per share - diluted	$1.04	$0.26	300

Basic Shares	372.3	266.2
Diluted Shares	376.6	270.5

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
THIRD QUARTER YEAR-TO-DATE 2017 AND 2016
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Nine Months Ended	Nine Months Ended	Better/(Worse)
	September 30, 2017	September 30, 2016	Reported 2017 vs. 2016
REVENUES
Base management fees	$818	$538	52
Franchise fees [1]	1,207	813	48
Incentive management fees	437	276	58
Total Fees	2,462	1,627	51
Owned, leased, and other revenue [2]	1,349	650	108
Cost reimbursements [3]	13,208	9,339	41
Total Revenues	17,019	11,616	47

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	1,069	533	(101)
Reimbursed costs	13,208	9,339	(41)
Depreciation, amortization, and other [5]	218	97	(125)
Merger-related costs and charges	100	250	60
General, administrative, and other [6]	635	470	(35)
Total Expenses	15,230	10,689	(42)

OPERATING INCOME	1,789	927	93

Gains and other income, net [7]	31	3	933
Interest expense	(216)	(159)	(36)
Interest income	24	22	9
Equity in earnings [8]	29	8	263
INCOME BEFORE INCOME TAXES	1,657	801	107
Provision for income taxes	(486)	(265)	(83)
NET INCOME	$1,171	$536	118

EARNINGS PER SHARE
Earnings per share - basic	$3.09	$2.08	49
Earnings per share - diluted	$3.06	$2.04	50

Basic Shares	378.5	258.3
Diluted Shares	383.2	262.7

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
ADJUSTED/COMBINED STATEMENTS OF INCOME
THIRD QUARTER ADJUSTED 2017 COMPARED TO COMBINED 2016
(in millions except per share amounts, unaudited)

					Percent
	As Reported	Less:	As Adjusted**	Combined [10] **	Better/(Worse)
	Three Months Ended	Merger-related	Three Months Ended	Three Months Ended	Adjusted 2017 vs.
	September 30, 2017	Adjustments [9]	September 30, 2017	September 30, 2016	Combined 2016
REVENUES
Base management fees	$269	$—	$269	$266	1
Franchise fees [1]	426	—	426	378	13
Incentive management fees	136	—	136	127	7
Total Fees	831	—	831	771	8
Owned, leased, and other revenue [2]	452	3	449	499	(10)
Cost reimbursements [3]	4,380	—	4,380	4,384	—
Total Revenues	5,663	3	5,660	5,654	—

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	356	1	355	383	7
Reimbursed costs	4,380	—	4,380	4,384	—
Depreciation, amortization, and other [5]	68	(2)	70	81	14
Merger-related costs and charges	28	28	—	—	—
General, administrative, and other [6]	199	(2)	201	237	15
Total Expenses	5,031	25	5,006	5,085	2

OPERATING INCOME / (LOSS)	632	(22)	654	569	15

Gains and other income, net [7]	6	—	6	6	—
Interest expense	(73)	—	(73)	(80)	9
Interest income	9	—	9	11	(18)
Equity in earnings [8]	6	—	6	4	50
INCOME / (LOSS) BEFORE INCOME TAXES	580	(22)	602	510	18
(Provision) benefit for income taxes	(188)	1	(189)	(166)	(14)
NET INCOME / (LOSS)	$392	$(21)	$413	$344	20

EARNINGS PER SHARE
Earnings per share - basic	$1.05		$1.11	$0.88	26
Earnings per share - diluted	$1.04		$1.10	$0.87	26

Basic Shares	372.3		372.3	388.9
Diluted Shares	376.6		376.6	394.4

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for more information about these non-GAAP measures.

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[9]	The adjusted consolidated statements of income are presented before the impact of merger-related adjustments.

[10]
For basis of presentation of 2016 combined financial information, see the Form 8-K relating to our unaudited combined financial information that we filed with the U.S Securities and Exchange Commission on February 15, 2017.

MARRIOTT INTERNATIONAL, INC.
ADJUSTED/COMBINED STATEMENTS OF INCOME
THIRD QUARTER YEAR-TO-DATE ADJUSTED 2017 COMPARED TO COMBINED 2016
(in millions except per share amounts, unaudited)

					Percent
	As Reported	Less:	As Adjusted**	Combined [10] **	Better/(Worse)
	Nine Months Ended	Merger-related	Nine Months Ended	Nine Months Ended	Adjusted 2017 vs.
	September 30, 2017	Adjustments [9]	September 30, 2017	September 30, 2016	Combined 2016
REVENUES
Base management fees	$818	$—	$818	$804	2
Franchise fees [1]	1,207	—	1,207	1,082	12
Incentive management fees	437	—	437	413	6
Total Fees	2,462	—	2,462	2,299	7
Owned, leased, and other revenue [2]	1,349	3	1,346	1,455	(7)
Cost reimbursements [3]	13,208	—	13,208	13,273	—
Total Revenues	17,019	3	17,016	17,027	—

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	1,069	—	1,069	1,138	6
Reimbursed costs	13,208	—	13,208	13,273	—
Depreciation, amortization, and other [5]	218	1	217	242	10
Merger-related costs and charges	100	100	—	—	—
General, administrative, and other [6]	635	(2)	637	730	13
Total Expenses	15,230	99	15,131	15,383	2

OPERATING INCOME / (LOSS)	1,789	(96)	1,885	1,644	15

Gains (losses) and other income, net [7]	31	—	31	(24)	229
Interest expense	(216)	—	(216)	(237)	9
Interest income	24	—	24	28	(14)
Equity in earnings [8]	29	—	29	23	26
INCOME / (LOSS) BEFORE INCOME TAXES	1,657	(96)	1,753	1,434	22
(Provision) benefit for income taxes	(486)	27	(513)	(467)	(10)
NET INCOME / (LOSS)	$1,171	$(69)	$1,240	$967	28

EARNINGS PER SHARE
Earnings per share - basic	$3.09		$3.28	$2.49	32
Earnings per share - diluted	$3.06		$3.24	$2.45	32

Basic Shares	378.5		378.5	388.8
Diluted Shares	383.2		383.2	394.4

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for more information about these non-GAAP measures.

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains (losses) and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[9]	The adjusted consolidated statements of income are presented before the impact of merger-related adjustments.

[10]
For basis of presentation of 2016 combined financial information, see the Form 8-K relating to our unaudited combined financial information that we filed with the U.S Securities and Exchange Commission on February 15, 2017.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2017

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	835	252,379	1,040	279,097	1,875	531,476
JW Marriott Hotels	15	9,709	47	18,925	62	28,634
The Ritz-Carlton Hotels	40	11,764	54	14,947	94	26,711
The Ritz-Carlton Residences	34	4,538	9	625	43	5,163
The Ritz-Carlton Serviced Apartments			5	697	5	697
Luxury Collection	5	2,294	48	8,230	53	10,524
W Hotels	26	7,950	24	5,661	50	13,611
W Residences	9	1,078	6	532	15	1,610
St. Regis	10	1,990	31	7,049	41	9,039
St. Regis Residences	6	467	6	516	12	983
EDITION Hotels	2	567	2	699	4	1,266
EDITION Residences	1	25			1	25
Bulgari Hotels & Resorts			3	237	3	237
Bulgari Residences			1	5	1	5
Marriott Hotels	131	69,576	159	46,313	290	115,889
Sheraton	30	23,208	184	63,155	214	86,363
Sheraton Residences			2	262	2	262
Westin	46	25,127	68	21,844	114	46,971
Westin Residences	1	65	1	264	2	329
Renaissance Hotels	28	12,134	50	16,188	78	28,322
Le Meridien	4	720	73	20,200	77	20,920
Autograph Collection Hotels	3	989	6	1,456	9	2,445
Delta Hotels and Resorts	25	6,764			25	6,764
Gaylord Hotels	5	8,108			5	8,108
Marriott Executive Apartments			28	4,195	28	4,195
Tribute Portfolio			3	559	3	559
Courtyard	254	40,429	79	16,723	333	57,152
Residence Inn	106	16,207	5	517	111	16,724
Fairfield Inn & Suites	6	1,432	16	2,344	22	3,776
SpringHill Suites	30	4,854			30	4,854
Four Points	1	134	61	14,921	62	15,055
TownePlace Suites	15	1,740			15	1,740
Aloft	1	330	28	6,726	29	7,056
Protea Hotels			36	4,265	36	4,265
Element	1	180	4	933	5	1,113
Moxy			1	109	1	109

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2017

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Franchised	3,798	553,100	451	96,612	4,249	649,712
JW Marriott Hotels	10	4,425	6	1,624	16	6,049
The Ritz-Carlton Hotels	1	429			1	429
The Ritz-Carlton Residences	1	55			1	55
Luxury Collection	9	1,891	37	6,868	46	8,759
Luxury Collection Residences	1	91	1	64	2	155
Bulgari Hotels & Resorts			1	85	1	85
Marriott Hotels	212	66,137	48	13,297	260	79,434
Sheraton	161	47,765	60	17,075	221	64,840
Westin	80	26,262	24	7,432	104	33,694
Westin Residences	2	201			2	201
Renaissance Hotels	58	16,323	27	7,441	85	23,764
Le Meridien	18	4,286	15	4,022	33	8,308
Autograph Collection Hotels	70	15,247	45	10,838	115	26,085
Delta Hotels and Resorts	22	5,267			22	5,267
Tribute Portfolio	15	4,733	8	797	23	5,530
Courtyard	714	95,110	58	10,986	772	106,096
Residence Inn	627	73,883	3	287	630	74,170
Fairfield Inn & Suites	870	79,399	4	755	874	80,154
SpringHill Suites	352	40,464			352	40,464
Four Points	137	20,900	43	6,743	180	27,643
TownePlace Suites	314	31,510			314	31,510
Aloft	96	14,235	12	1,928	108	16,163
Protea Hotels			45	3,343	45	3,343
Element	25	3,581	2	293	27	3,874
Moxy Hotels	3	906	12	2,734	15	3,640
Owned/Leased	31	9,613	37	10,024	68	19,637
JW Marriott Hotels			1	496	1	496
The Ritz-Carlton Hotels			2	553	2	553
Luxury Collection			3	465	3	465
W Hotels	1	509	2	665	3	1,174
St. Regis	1	238	1	160	2	398
Marriott Hotels	3	1,664	5	1,625	8	3,289
Sheraton	3	2,671	6	2,866	9	5,537
Westin	1	1,073	1	246	2	1,319
Renaissance Hotels	1	317	3	749	4	1,066
Tribute Portfolio	1	135			1	135
Courtyard	19	2,814	3	644	22	3,458
Residence Inn	1	192	1	140	2	332
Protea Hotels			9	1,415	9	1,415
Unconsolidated Joint Ventures	25	4,423	96	12,086	121	16,509
Autograph Collection Hotels			6	419	6	419
AC Hotels by Marriott	25	4,423	90	11,667	115	16,090
Timeshare*	70	18,117	18	3,770	88	21,887
Marriott Vacations Worldwide	51	11,249	14	2,355	65	13,604
Vistana	19	6,868	4	1,415	23	8,283
Grand Total	4,759	837,632	1,642	401,589	6,401	1,239,221

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of September 30, 2017

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	172	48,020	290	69,103	462	117,123
JW Marriott Hotels	25	14,134	54	21,045	79	35,179
The Ritz-Carlton Hotels	41	12,193	56	15,500	97	27,693
The Ritz-Carlton Residences	35	4,593	9	625	44	5,218
The Ritz-Carlton Serviced Apartments			5	697	5	697
Luxury Collection	14	4,185	88	15,563	102	19,748
Luxury Collection Residences	1	91	1	64	2	155
W Hotels	27	8,459	26	6,326	53	14,785
W Residences	9	1,078	6	532	15	1,610
St. Regis	11	2,228	32	7,209	43	9,437
St. Regis Residences	6	467	6	516	12	983
EDITION Hotels	2	567	2	699	4	1,266
EDITION Residences	1	25			1	25
Bulgari Hotels & Resorts			4	322	4	322
Bulgari Residences			1	5	1	5
Full Service	920	338,772	822	241,243	1,742	580,015
Marriott Hotels	346	137,377	212	61,235	558	198,612
Sheraton	194	73,644	250	83,096	444	156,740
Sheraton Residences			2	262	2	262
Westin	127	52,462	93	29,522	220	81,984
Westin Residences	3	266	1	264	4	530
Renaissance Hotels	87	28,774	80	24,378	167	53,152
Le Meridien	22	5,006	88	24,222	110	29,228
Autograph Collection Hotels	73	16,236	57	12,713	130	28,949
Delta Hotels and Resorts	47	12,031			47	12,031
Gaylord Hotels	5	8,108			5	8,108
Marriott Executive Apartments			28	4,195	28	4,195
Tribute Portfolio	16	4,868	11	1,356	27	6,224
Limited Service	3,597	432,723	512	87,473	4,109	520,196
Courtyard	987	138,353	140	28,353	1,127	166,706
Residence Inn	734	90,282	9	944	743	91,226
Fairfield Inn & Suites	876	80,831	20	3,099	896	83,930
SpringHill Suites	382	45,318			382	45,318
Four Points	138	21,034	104	21,664	242	42,698
TownePlace Suites	329	33,250			329	33,250
Aloft	97	14,565	40	8,654	137	23,219
AC Hotels by Marriott	25	4,423	90	11,667	115	16,090
Protea Hotels			90	9,023	90	9,023
Element	26	3,761	6	1,226	32	4,987
Moxy Hotels	3	906	13	2,843	16	3,749
Timeshare*	70	18,117	18	3,770	88	21,887
Marriott Vacations Worldwide	51	11,249	14	2,355	65	13,604
Vistana	19	6,868	4	1,415	23	8,283
Grand Total	4,759	837,632	1,642	401,589	6,401	1,239,221
* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Three Months Ended September 30, 2017 and September 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$149.62	-2.9%	75.4%	-1.0%	pts.	$198.35	-1.5%
The Ritz-Carlton	$242.43	1.8%	73.4%	0.0%	pts.	$330.37	1.8%
W Hotels	$241.20	-3.3%	84.6%	-0.6%	pts.	$284.93	-2.6%
Composite North American Luxury [1]	$229.18	-0.9%	77.9%	-0.6%	pts.	$294.09	-0.1%
Marriott Hotels	$145.20	-0.8%	78.1%	0.0%	pts.	$185.79	-0.8%
Sheraton	$156.57	-0.5%	80.1%	-0.6%	pts.	$195.55	0.3%
Westin	$179.58	-0.8%	80.6%	-0.5%	pts.	$222.86	-0.2%
Composite North American Upper Upscale [2]	$150.81	-0.4%	78.7%	-0.2%	pts.	$191.62	-0.1%
North American Full-Service [3]	$164.62	-0.6%	78.6%	-0.3%	pts.	$209.52	-0.2%
Courtyard	$105.21	-0.5%	75.6%	0.0%	pts.	$139.10	-0.5%
Residence Inn	$130.82	-0.8%	83.8%	0.0%	pts.	$156.16	-0.8%
Composite North American Limited-Service [4]	$110.81	-0.5%	78.0%	-0.1%	pts.	$142.07	-0.3%
North American - All [5]	$147.91	-0.5%	78.4%	-0.2%	pts.	$188.69	-0.2%

Comparable Systemwide North American Properties
	Three Months Ended September 30, 2017 and September 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$157.22	-0.7%	76.8%	-0.4%	pts.	$204.83	-0.1%
The Ritz-Carlton	$242.43	1.8%	73.4%	0.0%	pts.	$330.37	1.8%
W Hotels	$241.20	-3.3%	84.6%	-0.6%	pts.	$284.93	-2.6%
Composite North American Luxury [1]	$220.67	-0.2%	78.2%	-0.3%	pts.	$282.23	0.2%
Marriott Hotels	$128.24	-0.3%	75.1%	-0.5%	pts.	$170.87	0.4%
Sheraton	$123.23	-0.9%	77.4%	-0.8%	pts.	$159.29	0.1%
Westin	$162.47	-0.4%	80.0%	-1.1%	pts.	$203.02	0.9%
Composite North American Upper Upscale [2]	$134.65	-0.3%	76.7%	-0.6%	pts.	$175.53	0.5%
North American Full-Service [3]	$143.65	-0.3%	76.9%	-0.6%	pts.	$186.88	0.5%
Courtyard	$108.12	0.8%	76.9%	0.5%	pts.	$140.53	0.1%
Residence Inn	$125.47	0.4%	83.6%	0.0%	pts.	$150.14	0.4%
Fairfield Inn & Suites	$89.87	2.5%	77.2%	1.7%	pts.	$116.37	0.3%
Composite North American Limited-Service [4]	$105.89	1.2%	79.0%	0.5%	pts.	$134.10	0.6%
North American - All [5]	$122.69	0.4%	78.0%	0.0%	pts.	$157.23	0.4%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Delta Hotels, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, TownePlace Suites, and AC Hotels. Systemwide also includes Aloft Hotels and Element Hotels.

[5]	Includes North American Full-Service and North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended September 30, 2017 and September 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$92.60	10.6%	75.1%	6.6%	pts.	$123.30	0.9%
Rest of Asia Pacific	$119.30	6.2%	77.0%	3.5%	pts.	$154.99	1.4%
Asia Pacific	$102.03	8.7%	75.8%	5.5%	pts.	$134.67	0.8%

Caribbean & Latin America	$109.80	0.0%	63.8%	1.7%	pts.	$172.08	-2.6%
Europe	$172.62	8.0%	79.9%	3.0%	pts.	$216.16	3.9%
Middle East & Africa	$84.98	-0.7%	62.9%	0.9%	pts.	$135.13	-2.2%
Other International [1]	$131.58	4.8%	71.2%	2.1%	pts.	$184.69	1.7%

International - All [2]	$116.77	6.5%	73.5%	3.8%	pts.	$158.85	1.0%

Worldwide [3]	$132.65	2.4%	76.0%	1.7%	pts.	$174.54	0.0%

Comparable Systemwide International Properties
	Three Months Ended September 30, 2017 and September 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$92.38	10.6%	74.3%	6.6%	pts.	$124.33	0.8%
Rest of Asia Pacific	$120.83	5.3%	76.0%	2.5%	pts.	$159.00	1.8%
Asia Pacific	$104.50	7.9%	75.0%	4.8%	pts.	$139.29	1.0%

Caribbean & Latin America	$90.89	1.9%	62.6%	1.9%	pts.	$145.10	-1.2%
Europe	$153.25	8.7%	79.0%	3.7%	pts.	$194.03	3.7%
Middle East & Africa	$82.23	-0.3%	62.9%	1.1%	pts.	$130.70	-2.1%
Other International [1]	$121.56	5.9%	71.3%	2.6%	pts.	$170.42	2.0%

International - All [2]	$114.12	6.7%	72.9%	3.6%	pts.	$156.46	1.5%

Worldwide [3]	$120.22	2.1%	76.6%	1.1%	pts.	$157.02	0.7%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes Asia Pacific and Other International.

[3]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Nine Months Ended September 30, 2017 and September 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$176.63	2.5%	77.6%	1.0%	pts.	$227.64	1.2%
The Ritz-Carlton	$260.23	4.0%	74.6%	1.4%	pts.	$348.69	2.0%
W Hotels	$241.42	-1.1%	82.5%	0.0%	pts.	$292.55	-1.0%
Composite North American Luxury [1]	$243.40	2.0%	78.3%	0.9%	pts.	$310.99	0.8%
Marriott Hotels	$147.52	1.3%	77.4%	0.7%	pts.	$190.72	0.4%
Sheraton	$150.62	2.1%	78.1%	0.0%	pts.	$192.81	2.1%
Westin	$175.28	1.4%	78.2%	-0.2%	pts.	$224.07	1.8%
Composite North American Upper Upscale [2]	$150.48	1.7%	77.3%	0.3%	pts.	$194.79	1.3%
North American Full-Service [3]	$166.86	1.8%	77.4%	0.4%	pts.	$215.49	1.2%
Courtyard	$104.04	0.0%	74.0%	-0.3%	pts.	$140.62	0.4%
Residence Inn	$127.37	2.5%	81.0%	1.0%	pts.	$157.18	1.3%
Composite North American Limited-Service [4]	$109.32	0.9%	76.2%	0.0%	pts.	$143.55	0.9%
North American - All [5]	$148.99	1.6%	77.0%	0.3%	pts.	$193.40	1.2%

Comparable Systemwide North American Properties
	Nine Months Ended September 30, 2017 and September 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$177.45	2.8%	78.2%	0.9%	pts.	$227.03	1.6%
The Ritz-Carlton	$260.23	4.0%	74.6%	1.4%	pts.	$348.69	2.0%
W Hotels	$241.42	-1.1%	82.5%	0.0%	pts.	$292.55	-1.0%
Composite North American Luxury [1]	$231.91	2.3%	78.1%	0.9%	pts.	$297.12	1.0%
Marriott Hotels	$128.64	0.9%	74.0%	0.1%	pts.	$173.79	0.7%
Sheraton	$117.14	0.9%	74.4%	-0.1%	pts.	$157.40	1.1%
Westin	$161.25	1.7%	78.0%	-0.3%	pts.	$206.73	2.1%
Composite North American Upper Upscale [2]	$133.53	1.4%	75.0%	0.1%	pts.	$178.02	1.3%
North American Full-Service [3]	$143.82	1.5%	75.3%	0.2%	pts.	$190.94	1.3%
Courtyard	$104.03	0.7%	74.4%	0.2%	pts.	$139.85	0.4%
Residence Inn	$118.64	1.4%	80.4%	0.0%	pts.	$147.62	1.4%
Fairfield Inn & Suites	$82.86	2.8%	72.8%	1.4%	pts.	$113.84	0.8%
Composite North American Limited-Service [4]	$100.33	1.4%	75.8%	0.4%	pts.	$132.44	0.9%
North American - All [5]	$119.67	1.5%	75.6%	0.3%	pts.	$158.38	1.1%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection Hotels, Delta Hotels, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, TownePlace Suites, and AC Hotels. Systemwide also includes Aloft Hotels and Element Hotels.

[5]	Includes North American Full-Service and North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Nine Months Ended September 30, 2017 and September 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$87.22	8.2%	70.5%	6.7%	pts.	$123.64	-2.1%
Rest of Asia Pacific	$116.18	6.2%	75.0%	3.5%	pts.	$155.00	1.2%
Asia Pacific	$97.45	7.3%	72.1%	5.6%	pts.	$135.16	-1.0%

Caribbean & Latin America	$127.04	3.0%	65.7%	2.3%	pts.	$193.34	-0.6%
Europe	$141.85	7.3%	74.1%	2.2%	pts.	$191.47	4.0%
Middle East & Africa	$100.74	0.2%	64.4%	1.3%	pts.	$156.44	-1.8%
Other International [1]	$125.08	4.5%	69.3%	2.0%	pts.	$180.52	1.5%

International - All [2]	$111.22	5.7%	70.7%	3.8%	pts.	$157.32	0.1%

Worldwide [3]	$130.49	3.3%	73.9%	2.0%	pts.	$176.50	0.5%

Comparable Systemwide International Properties
	Nine Months Ended September 30, 2017 and September 30, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$87.34	8.4%	70.0%	6.7%	pts.	$124.80	-2.1%
Rest of Asia Pacific	$115.61	5.0%	74.2%	2.6%	pts.	$155.72	1.2%
Asia Pacific	$99.39	6.7%	71.8%	5.0%	pts.	$138.42	-0.7%

Caribbean & Latin America	$102.72	3.4%	63.9%	1.9%	pts.	$160.73	0.3%
Europe	$124.53	7.9%	72.0%	3.1%	pts.	$173.07	3.3%
Middle East & Africa	$96.97	0.5%	64.3%	1.5%	pts.	$150.86	-1.8%
Other International [1]	$112.71	5.3%	68.2%	2.4%	pts.	$165.18	1.6%

International - All [2]	$106.90	5.9%	69.8%	3.5%	pts.	$153.17	0.5%

Worldwide [3]	$115.99	2.6%	73.9%	1.2%	pts.	$156.96	0.9%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes Asia Pacific and Other International.

[3]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA/ COMBINED ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2017
	First Quarter	Second Quarter	Third Quarter	Total
Net income, as reported	$365	$414	$392	$1,171
Interest expense	70	73	73	216
Tax provision	120	178	188	486
Depreciation and amortization	65	85	68	218
Depreciation classified in reimbursed costs	32	33	28	93
Interest expense from unconsolidated joint ventures	1	3	2	6
Depreciation and amortization from unconsolidated joint ventures	11	10	10	31
EBITDA **	664	796	761	2,221

Gain on asset dispositions and impairments, net	—	(24)	—	(24)
Merger-related costs and charges	51	21	28	100
Share-based compensation (including share-based compensation reimbursed by third-party owners)	35	41	42	118
Adjusted EBITDA **	$750	$834	$831	$2,415

Increase over 2016 Adjusted EBITDA **	64%	69%	64%	66% [1]

Increase over 2016 Combined Adjusted EBITDA **	10%	8%	7%	8% [2]

	Fiscal Year 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$219	$247	$70	$244	$780
Interest expense	47	57	55	75	234
Tax provision	107	97	61	139	404
Depreciation and amortization	31	30	36	71	168
Depreciation classified in reimbursed costs	14	14	15	33	76
Interest expense from unconsolidated joint ventures	1	1	1	4	7
Depreciation and amortization from unconsolidated joint ventures	3	3	4	10	20
EBITDA **	422	449	242	576	1,689

Merger-related costs and charges	8	14	228	136	386
Share-based compensation (including share-based compensation reimbursed by third-party owners)	28	31	36	44	139
Adjusted EBITDA **	$458	$494	$506	$756	$2,214

Starwood pre-acquisition and other adjustments	225	279	269	—	773
Combined Adjusted EBITDA **	$683	$773	$775	$756	$2,987

**	Denotes non-GAAP financial measures. Please see pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Represents the percentage increase of Adjusted EBITDA of $2,415 million for the first three quarters of 2017 over Adjusted EBITDA of $1,458 million for the first three quarters of 2016.

[2]	Represents the percentage increase of Adjusted EBITDA of $2,415 million for the first three quarters of 2017 over Combined Adjusted EBITDA of $2,231 million for the first three quarters of 2016.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FOURTH QUARTER 2017
($ in millions)

	Range
	Estimated Fourth Quarter 2017		Adjusted Fourth Quarter 2016 2**
Net income [1]	$358	$367
Interest expense	74	74
Tax provision	178	184
Depreciation and amortization	70	70
Depreciation classified in reimbursed costs	32	32
Interest expense from unconsolidated joint ventures	4	4
Depreciation and amortization from unconsolidated joint ventures	9	9
EBITDA **	725	740

Share-based compensation (including share-based compensation reimbursed by third-party owners)	37	37
Adjusted EBITDA **	$762	$777	$756

Increase over 2016 Adjusted EBITDA**	1%	3%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Estimated 2017 net income excludes merger-related costs and charges, which the company cannot accurately forecast, but expects will be significant on a full-year basis.

[2]	See page A-12 for a reconciliation of Adjusted EBITDA.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2017
($ in millions)

	Range
	Estimated Fiscal Year 2017		Combined Fiscal Year 2016 [2] **
Net income [1]	$1,602	$1,611
Interest expense	290	290
Tax provision	691	697
Depreciation and amortization	288	288
Depreciation classified in reimbursed costs	125	125
Interest expense from unconsolidated joint ventures	10	10
Depreciation and amortization from unconsolidated joint ventures	40	40
EBITDA **	3,046	3,061

Gain on asset dispositions and impairments, net	(24)	(24)
Share-based compensation (including share-based compensation reimbursed by third-party owners)	155	155
Adjusted EBITDA **	$3,177	$3,192	$2,987

Increase over 2016 Combined Adjusted EBITDA **	6%	7%

** Denotes non-GAAP financial measures. See pages A-15 and A-16 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	Estimated 2017 net income excludes merger-related costs and charges, which the company cannot accurately forecast, but expects will be significant on a full-year basis.

[2]	See page A-12 for a reconciliation of Combined Adjusted EBITDA.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Measures That Exclude Merger-Related Adjustments. Management evaluates certain non-GAAP measures that exclude transaction and transition costs and purchase accounting adjustments associated with the Starwood merger because those non-GAAP measures allow for period-over period comparisons of our ongoing operations before the impact of these items. These non-GAAP measures, which are reconciled to the comparable GAAP measures on pages A-3 and A-4, include adjusted owned, leased, and other revenue, adjusted owned, leased, and other-direct expenses, adjusted depreciation, amortization, and other expenses, adjusted general, administrative, and other expenses, adjusted provision for income taxes, and as a result of the adjustments, adjusted total revenues, adjusted total expenses, adjusted operating income, adjusted income before taxes, adjusted net income, and adjusted EPS. Non-GAAP adjusted net income and its components and adjusted EPS are not, and should not be viewed as, substitutes for net income and EPS as reported under GAAP.

Combined Financial Information. The 2016 unaudited combined financial information presented on pages A-3, A-4, A-12, A-13, and A-14 gives effect to Marriott's acquisition of Starwood, and Starwood's sale of its timeshare business, as if these two transactions (the "Transactions") had occurred on January 1, 2015, and is presented to facilitate comparisons with our results following the acquisition of Starwood. The unaudited combined financial information also uses the estimated fair value of assets and liabilities on September 23, 2016, the closing date of the acquisition (the “Merger Date”), and makes the following assumptions: (1) removes merger-related costs and charges; (2) adjusts income taxes to reflect the Company's combined 2016 effective tax rate of 32.5%; (3) adjusts weighted-average shares outstanding to include shares issued to Starwood shareholders; and (4) adjusts debt to reflect borrowing on the Credit Facility and issuance of Series Q and R Notes on January 1, 2015.

Marriott presents the combined financial information for informational purposes only and the combined financial information is not necessarily indicative of what the combined company’s results of operations would actually have been had the Transactions been completed on the date indicated. In addition, the combined financial information does not purport to project the future operating results of the combined company.

Combined net income includes adjustments that are not prescribed by Article 11 of Regulation S-X. The following table presents a reconciliation of pro forma net income in accordance with Article 11 to combined net income presented on the previous pages.

	2016
(in millions)	First Quarter	Second Quarter	Third Quarter	Year-to-Date Total
Pro forma net income under Article 11	$291	$209	$179	$679
Merger-related costs and charges	3	16	220	239
Income taxes [1]	(4)	17	(55)	(42)
Loss on cumulative translation adjustment	—	91	—	91
Combined net income	$290	$333	$344	$967

[1]	Combined net income applies an effective income tax rate of 32.5%. For pro forma net income under Article 11, we applied the historical effective tax rates for Marriott and Starwood.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, and Combined Adjusted EBITDA. EBITDA reflects net income, excluding the impact of interest expense, depreciation, amortization, and provision for income taxes. Our non-GAAP measure of Adjusted EBITDA further adjusts EBITDA to exclude the pre-tax transaction and transition costs associated with the Starwood merger, which we recorded in the “Merger-related costs and charges” caption of our Consolidated Statements of Income (our “Income Statements”), gains and losses on asset dispositions, and share-based compensation expense for all periods presented.

Our 2016 non-GAAP measure of Combined Adjusted EBITDA also includes Starwood pre-acquisition and other adjustments, which assume the Transactions had been completed on January 1, 2015. These adjustments reflect Starwood’s EBITDA, adjusted for merger-related costs and charges, net loss on asset dispositions, loss on cumulative translation adjustment, share-based compensation, and an assumed effective income tax rate for the combined company of 32.5% for the periods prior to the Merger Date.

We believe that Adjusted EBITDA and Combined Adjusted EBITDA are meaningful indicators of our operating performance because they permit period-over-period comparisons of our ongoing core operations before these items and facilitate our comparison of results before these items with results from other lodging companies. We use such measures to evaluate companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA and Combined Adjusted EBITDA also exclude depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation included under “Reimbursed costs” in our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We also excluded share-based compensation expense in all periods presented in order to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.